UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )*



                                 COINSTAR, INC.
                               -------------------

                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    19259P300
                                  -------------
                                 (CUSIP Number)

                                December 31, 2001
                                 --------------
             (Date of Event which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                            Mark A. Riely


--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                            United States
--------------------------------------------------------------------------------

                        5   SOLE VOTING POWER
      NUMBER OF                       155,000
 SHARES BENEFICIALLY   ---------------------------------------------------------
       OWNED BY
         EACH            6   SHARED VOTING POWER
      REPORTING                       121,300
        PERSON
         WITH          ---------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                                      155,000

                       ---------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                                      121,300

--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      276,300

--------------------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      1.3%
--------------------------------------------------------------------------------

    12     TYPE OF REPORTING PERSON*
                                      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                            Curtis A. Alexander

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                            United States
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
                                      0
      NUMBER OF
 SHARES BENEFICIALLY  ----------------------------------------------------------
       OWNED BY         6   SHARED VOTING POWER
         EACH                         121,300
      REPORTING
        PERSON        ----------------------------------------------------------
         WITH           7   SOLE DISPOSITIVE POWER
                                      0

                      ----------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                                      121,300

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      121,300

--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      0.6%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                            Media Group Investors, L.P.

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                            a Delaware limited partnership
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
                                      0
      NUMBER OF
 SHARES BENEFICIALLY   ---------------------------------------------------------
       OWNED BY          6   SHARED VOTING POWER
         EACH                          95,690
      REPORTING
        PERSON         ---------------------------------------------------------
         WITH            7   SOLE DISPOSITIVE POWER
                                       0

                       ---------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                                       95,690

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      95,690

--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      0.4%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                      PN
--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Coinstar, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1800 114th Avenue S.E., Suite 200
                  Bellevue, WA 98004

Item 2(a).        Name of Person Filing:

         This statement is filed by:

         (1) Mark A. Riely ("Riely") with respect to the shares of Common Stock, par value $.001 per share ("Common Stock") of Coinstar, Inc. (the "Company") which may be deemed to be beneficially owned by Riely, including 155,000 shares of Common Stock owned of record by Riely, 95,690 shares of Common Stock owned by Media Group Investors, L.P., which has a sole general partner, Media Group Management, Inc., of which Riely is a 75% shareholder, and 25,610 shares of Common Stock owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Riely is a 50% shareholder.

         (2) Curtis A. Alexander ("Alexander") with respect to the shares of Common Stock of the Company which may be deemed to be beneficially owned by Alexander, including 95,690 shares of Common Stock owned by Media Group Investors, L.P., which has a sole general partner, Media Group Management, Inc., of which Alexander is a 25% shareholder, and 25,610 shares of Common Stock owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Alexander is a 50% shareholder.

         (3) Media Group Investors, L.P. ("MGI LP") with respect to the shares of Common Stock of the Company owned of record by MGI LP.

         (Riely, Alexander and MGI LP are each a "Reporting Person" and, collectively, the "Reporting Persons".)

Item 2(b).        Address of Principal Business Office, or, if None, Residence:

                  The business address of Riely is 122 East 55th Street, New York, New York 10022. The business address of Alexander is 365 Boston Post Road, Suite 210, Sudbury, MA 01776. The principal business office of MGI LP is located at 122 East 55th Street, New York, New York 10022.

Item 2(c).        Citizenship:

                  Riely and Alexander are each United States citizens. MGI LP is a Delaware limited partnership.

Item 2(d).        Title of Class of Securities:

                  This statement relates to the Company's Common Stock, par value $.001 per share.

Item 2(e).        CUSIP Number:

                  19259P300

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person is a:

(a)      [  ]     Broker or dealer registered under Section 15 of the Act,
(b)      [  ]     Bank as defined in Section 3(a)(6) of the Act,
(c)      [  ]     Insurance Company as defined in Section 3(a)(19) of the Act,
(d)      [  ]     Investment Company registered under Section 8 of the
                  Investment Company Act,
(e)      [  ]     Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f)      [  ]     Employee Benefit Plan or Endowment Fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F),
(g)      [  ]     Parent Holding Company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G),
(h)      [  ]     Savings Association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act,
(i)      [  ]     Church Plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.
(j)      [  ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c) check this box. [x]

Item 4.  Ownership.

      (A)     As to Riely:

      (a)     Amount beneficially owned:      276,300
      (b)     Percent of class:                  1.3%
              (i)     Sole power to vote or direct the vote:             155,000
              (ii)    Shared power to vote or direct the vote:           121,300
              (iii)   Sole power to dispose or direct the disposition:   155,000
              (iv)    Shared power to dispose or direct the disposition: 121,300

      (B)     As to Alexander:

      (a)     Amount beneficially owned:      121,300
      (b)     Percent of class:                  0.6%
              (i)     Sole power to vote or direct the vote:                   0
              (ii)    Shared power to vote or direct the vote:           121,300
              (iii)   Sole power to dispose or direct the disposition:         0
              (iv)    Shared power to dispose or direct the disposition: 121,300

      (C)     As to MGI LP:

      (a)     Amount beneficially owned:       95,690
      (b)     Percent of class:                  0.4%
              (i)     Sole power to vote or direct the vote:                   0
              (ii)    Shared power to vote or direct the vote:            95,690
              (iii)   Sole power to dispose or direct the disposition:         0
              (iv)    Shared power to dispose or direct the disposition:  95,690

Item 5.           Ownership of Five Percent or Less or a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Each of the Reporting Persons hereby makes the following certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      February 13, 2002

                                             /s/  Mark A. Riely
                                             -----------------------------
                                             Mark A. Riely


                                             /s/ Curtis A. Alexander
                                             -----------------------------
                                             Curtis A. Alexander



                                             MEDIA GROUP INVESTORS, L.P.
                                             By:  Media Group Management, Inc.,
                                                     its general partner

                                             By: /s/  Mark A. Riely
                                             -----------------------------
                                             Name: Mark A. Riely
                                             Title: President

                                  EXHIBIT INDEX
                                  -------------

Exhibits

1. Joint Filing Agreement, dated February 13, 2002, among Riely, Alexander, and MGI LP.